                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                        SYBRON INTERNATIONAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

          ------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11

         1)  Title of each class of securities to which transaction applies:
         2)  Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)  Proposed maximum aggregate value of transaction:
         5)  Total fee paid:

[ ]      Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:
         2)  Form, Schedule or Registration Statement No.:
         3)  Filing Party:
         4)  Date Filed:

                        SYBRON INTERNATIONAL CORPORATION
                           411 EAST WISCONSIN AVENUE
                                   24TH FLOOR
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 274-6600

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 27, 1999

                             ---------------------
     Notice is hereby given that the Annual Meeting of Shareholders of Sybron International Corporation, a Wisconsin corporation (the "Company"), will be held on Wednesday, January 27, 1999, at 10:00 a.m., Eastern Standard Time, at the Sheraton Portsmouth Hotel, 250 Market Street, Portsmouth, New Hampshire, for the following purposes:

          1. To elect three directors to serve as Class I directors until the 2002 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

          2. To consider and vote upon a proposal to approve the Sybron International Corporation 1999 Outside Directors' Stock Option Plan (a copy of the plan is attached as Exhibit A to the accompanying Proxy Statement); and

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on December 1, 1998, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of such shareholders will be maintained and available for inspection by shareholders of the Company during ordinary business hours at the Company's offices, 411 East Wisconsin Avenue, 24th Floor, Milwaukee, Wisconsin 53202, prior to the meeting, and will also be available for inspection by shareholders of the Company at the meeting.

     We hope you will assure that your shares will be represented at the meeting by signing and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important and the Board of Directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting.

                                            By Order of the Board of Directors,

                                            /s/   R. JEFFREY HARRIS
                                            ------------------------------------
                                            R. JEFFREY HARRIS
                                            Secretary
Milwaukee, Wisconsin
December 22, 1998

                        SYBRON INTERNATIONAL CORPORATION
                           411 EAST WISCONSIN AVENUE
                                   24TH FLOOR
                           MILWAUKEE, WISCONSIN 53202
                                 (414) 274-6600

                             ---------------------

                                PROXY STATEMENT
                               DECEMBER 22, 1998

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 27, 1999

                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Sybron International Corporation, a Wisconsin corporation (the "Company"), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m., Eastern Standard Time, on Wednesday, January 27, 1999, at the Sheraton Portsmouth Hotel, 250 Market Street, Portsmouth, New Hampshire, and at any and all adjournments thereof. This Proxy Statement and the enclosed proxy card are first being mailed to shareholders on or about December 22, 1998.

     A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy card, delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Annual Meeting, or attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder's directions if the proxy is duly executed and returned prior to the Annual Meeting. If no directions are specified on a duly executed and returned proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the directors nominated by the Board of Directors, FOR approval of the Sybron International Corporation 1999 Outside Directors' Stock Option Plan, and in accordance with the discretion of the named attorneys-in-fact and agents on any other matters properly brought before the Annual Meeting.

     The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without additional remuneration, in person, or by telephone, telegraph or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. The Company has retained Corporate Investor Communications, Inc. to aid in the solicitation of proxies, including the soliciting of proxies from brokerage firms, banks, nominees, custodians and fiduciaries, for a fee not anticipated to exceed $6,000 plus expenses. Your cooperation in promptly signing and returning the enclosed proxy will help to avoid additional expense.

     At December 1, 1998, the Company had outstanding 103,142,635 shares of Common Stock, and there were no outstanding shares of any other class of stock. Only shareholders of record at the close of business on

December 1, 1998, will be entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock outstanding on the record date entitles the holder thereof to one vote on each matter to be voted upon by shareholders at the Annual Meeting. On February 20, 1998, the Company effected a 2-for-1 stock split in the form of a 100% stock dividend distributed to shareholders of record on February 12, 1998. All pre-split share amounts and option prices included in this Proxy Statement have been adjusted to reflect the effect of such stock split.

     A majority of the votes entitled to be cast by shares entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting. Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some matters will be treated as shares present for purposes of determining the presence or absence of a quorum, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld from the broker ("broker non-votes") absent voting instructions from the beneficial owner under the rules of the New York Stock Exchange. The Inspector of Election appointed by the Board of Directors shall determine the shares represented at the meeting and the validity of proxies and ballots, and shall count all votes and ballots. The voting requirements and procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company's charter documents and any other requirements applicable to the matters to be voted upon.

     Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen in the election. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

     If a quorum exists, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon will be required for approval of the Sybron International Corporation 1999 Outside Directors' Stock Option Plan, provided that the total vote cast on the proposal represents over 50% of the shares entitled to vote thereon. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as the effect of a vote cast against approval of the proposal. A broker non-vote, on the other hand, does not represent a share entitled to vote on the proposal and, accordingly, will have no effect on the voting for such proposal.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the outstanding shares of Common Stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, by nominees for director and directors of the Company, by the executive officers named in the Summary Compensation Table, and by all directors and executive officers of the Company as a group. Amounts are as of December 1, 1998 for nominees for director, directors, and executive officers.

Amounts for 5% shareholders are as of the date such shareholders reported such holdings in filings under the Securities Exchange Act of 1934 (the "Exchange Act").

                                                                      COMMON STOCK
                                                                ------------------------
                      NAME AND ADDRESS                           NUMBER OF      PERCENT
                        OF OWNER(a)                             SHARES OWNED    OF CLASS
                      ----------------                          ------------    --------
Harris Associates L.P.(b)...................................      6,671,880      6.47%
Two North LaSalle Street, Suite 500
Chicago, Illinois 60602-3790
Putnam Investments, Inc. (c)................................     10,949,338     10.62%
One Post Office Square
Boston, Massachusetts 02109
Don H. Davis, Jr. (d).......................................         65,530          *
Christopher L. Doerr (e)....................................         14,200          *
Robert B. Haas (d)..........................................      2,667,508      2.58%
Thomas O. Hicks (d).........................................      1,782,464      1.73%
William U. Parfet (e).......................................         24,500          *
Joe L. Roby (d).............................................        213,942          *
Richard W. Vieser (d).......................................        157,884          *
Kenneth F. Yontz (f)........................................      2,046,963      1.98%
Dennis Brown (g)............................................        699,027          *
R. Jeffrey Harris (h).......................................        858,970          *
Frank H. Jellinek, Jr. (i)..................................        295,767          *
Floyd W. Pickrell, Jr. (j)..................................        505,470          *
All directors and executive officers as a group (12 persons)
  (k).......................................................      9,332,225      8.86%

---------------
 *  Represents less than 1% of the class.

(a) Except as otherwise indicated, each person has the sole power to vote and dispose of all shares listed opposite his or its name.

(b) Based on Amendment No. 4 to Schedule 13G under the Exchange Act dated February 6, 1998. Harris Associates L.P., reporting on behalf of itself and its general partner, Harris Associates, Inc., has indicated shared voting power with respect to all of the shares, shared investment power with respect to 3,164,600 of the shares, and sole investment power with respect to 3,507,280 of the shares of Common Stock reported.

(c) Based on Schedule 13G under the Exchange Act, dated November 10, 1998. Putnam Investments, Inc., reporting on behalf of itself and its parent holding company, Marsh & McLennan Companies, Inc., and its investment advisors and subsidiaries, Putnam Investment Management, Inc., Putnam Advisory Company, Inc., and Putnam New Opportunities Fund, has indicated shared voting power with respect to 164,317 of the shares, sole voting power with respect to none of the shares, and shared investment power with respect to all of the shares of Common Stock reported.

(d) Includes, for each of Messrs. Davis, Haas, Hicks, Roby and Vieser, 60,000 shares of Common Stock issuable upon the exercise of stock options granted to each of them pursuant to the Company's Amended and Restated 1994 Outside Directors' Stock Option Plan. With respect to Mr. Davis, includes 1,680 shares as to which he shares voting and investment power. With respect to Mr. Haas, includes 1,905,000 shares as to which he shares voting and investment power.

(e) Includes, for each of Messrs. Doerr and Parfet, 12,000 shares of Common Stock issuable upon the exercise of stock options granted to each of them pursuant to the Company's Amended and Restated 1994 Outside Directors' Stock Option Plan.

(f) Mr. Yontz has shared voting power with respect to 54,650 of the shares of Common Stock reported and shared investment power with respect to 55,657 of the shares of Common Stock reported. Includes 455,294 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Yontz.

(g) Mr. Brown has shared investment power with respect to 749 of the shares of Common Stock reported. Includes 698,278 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Brown.

(h) Mr. Harris has shared voting power with respect to 83,138 of the shares of Common Stock reported and shared investment power with respect to 84,240 of the shares of Common Stock reported. Includes 431,080 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Harris.

(i) Mr. Jellinek has shared investment power with respect to 823 of the shares of Common Stock reported. Includes 124,552 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Jellinek.

(j) Mr. Pickrell has shared investment power with respect to 1,143 of the shares of Common Stock reported. Includes 184,323 shares of Common Stock issuable upon the exercise of outstanding employee stock options held by Mr. Pickrell.

(k) Includes (i) 2,217,527 shares of Common Stock issuable upon the exercise of outstanding stock options held by all directors and executive officers as a group, (ii) 2,044,468 shares as to which there is shared voting power, and
    (iii) 2,049,292 shares as to which there is shared investment power.

     The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement; accordingly, it includes shares of Common Stock that are issuable upon the exercise of stock options exercisable within 60 days of December 1, 1998. Such information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                             ELECTION OF DIRECTORS

     Action will be taken at the Annual Meeting for the election of three directors to serve as Class I directors until the 2002 annual meeting of shareholders and until their respective successors are duly elected and qualified. The election shall be determined by a plurality vote duly cast. It is intended that the persons named in the proxy card will vote FOR the election of the three nominees listed below, unless instructions to the contrary are given therein. The three nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the substitution of some other person or persons for any of the nominees, it is intended that the proxies will vote FOR such substitute nominees as the Board of Directors may designate.

     The following table sets forth the principal occupations (for at least the last five years) and directorships of the three nominees in Class I and of the five directors whose terms of office will continue after the Annual Meeting.

                                                                                           DIRECTOR OF
                                          PRINCIPAL OCCUPATION                               COMPANY
      NAME(1)                              AND DIRECTORSHIPS                        AGE       SINCE
      -------                             --------------------                      ---    -----------
Nominees for election as Class I Directors, whose terms will expire in 2002:
Don H. Davis, Jr.       Chairman and Chief Executive Officer of Rockwell             59       1992
                          International Corporation (manufacturer of electronic
                          controls and communications) since February 1998;
                          President and Chief Operating Officer of Rockwell
                          International Corporation, January 1995 to February
                          1998; Executive Vice President and Chief Operating
                          Officer of Rockwell International Corporation, 1994 to
                          1995; Senior Vice President and President, Automation,
                          Rockwell International Corporation, 1993 to 1994;
                          President of Allen-Bradley Company (manufacturer of
                          industrial automation control and information systems
                          and a wholly owned subsidiary of Rockwell
                          International Corporation) from 1989 to 1994. Director
                          of Rockwell International Corporation and Ingram Micro
                          Inc.
Richard W. Vieser       Served as President and Chief Operating Officer of           71       1992
                          McGraw-Edison Company from April 1984 through June
                          1985; Chairman and Chief Executive Officer of FL
                          Industries, Inc. (a diversified manufacturing company)
                          from June 1985 to December 1989; Chairman and Chief
                          Executive Officer of FL Aerospace (also a diversified
                          manufacturing company; formerly known as Midland-Ross
                          Corporation) from September 1986 to December 1989; and
                          Chairman, President and Chief Executive Officer of
                          Lear Siegler, Inc. (a diversified manufacturing
                          company) from March 1987 to December 1989. Director of
                          Ceridian Corporation (formerly Control Data
                          Corporation), Global Industrial Technologies, Inc.
                          (formerly INDRESCO Inc.), Varian Associates, Inc.,
                          International Wire Group, Inc., and Viasystems Group,
                          Inc.
Christopher L. Doerr    President and Co-Chief Executive Officer of LEESON           49       1997
                          Electric Corporation (manufacturer of custom and
                          standard industrial purpose electric motors). Director
                          of Kickhaefer Manufacturing Co., Inc.
Class II Directors, whose terms will expire in 2000:
Thomas O. Hicks         Actively involved in private investments since 1970,         52       1987
                          specializing in leveraged buyouts; currently serves as
                          Chairman of the Board and Chief Executive Officer of
                          Hick, Muse, Tate & Furst Incorporated (an investment
                          firm specializing in strategic investments and
                          leveraged acquisitions). Director of Capstar
                          Broadcasting Corporation, CCI Holdings, Chancellor
                          Media Corporation, CorpGroup Limited, DAC Vision,
                          Inc., Home Interiors & Gifts, Olympus Real Estate
                          Corporation, Regal Cinemas, Triton Energy Limited, and
                          Viasystems Group, Inc.

                                                                                           DIRECTOR OF
                                          PRINCIPAL OCCUPATION                               COMPANY
      NAME(1)                              AND DIRECTORSHIPS                        AGE       SINCE
      -------                             --------------------                      ---    -----------
Robert B. Haas          Actively involved in private investments since 1978,         51       1987
                          specializing in leveraged buyouts and venture capital
                          investments; currently serves as Chairman of the Board
                          and Chief Executive Officer of Haas Wheat & Partners
                          Incorporated (private investment firm specializing in
                          leveraged acquisitions). Director of Playtex Products,
                          Inc., Smarte Carte Corporation, Walls Holding Company,
                          Inc., Nebraska Book Company, Inc., NBC Acquisition
                          Corporation, Specialty Foods Corporation, and
                          Specialty Foods Acquisition Corporation.
Class III Directors, whose terms will expire in 2001:
Kenneth F. Yontz        President and Chief Executive Officer of the Company         54       1987
                          since October 1987; Chairman of the Board since
                          December 1987; President and Chief Executive Officer
                          of the company formerly known as Sybron Corporation
                          and acquired by the Company in 1987 (the "Acquired
                          Company") from February 1986 until September 1992;
                          director of the Acquired Company from February 1986 to
                          March 1988; previously Group Vice President and
                          Executive Vice President of the Allen-Bradley Company.
                          Director of Playtex Products, Inc., and Viasystems
                          Group, Inc.
Joe L. Roby             President and Chief Executive Officer of Donaldson,          59       1989
                          Lufkin & Jenrette, Inc. ("DLJ") (an investment banking
                          firm) since February 1998; Chief Operating Officer of
                          DLJ from November 1995 until February 1998, and
                          President of DLJ since February 1996; Chairman of
                          Investment Banking Group of Donaldson, Lufkin &
                          Jenrette Securities Corporation ("DLJSC") (a
                          subsidiary of DLJ) from 1989 to November 1995;
                          Managing Director of DLJSC from 1984 to November
                          1995.(2) Director of DLJ and Advanced Micro Devices,
                          Inc.
William U. Parfet       Co-Chairman of MPI Research (a pre-clinical toxicology       52       1997
                          research laboratory) since October 1995; President and
                          Chief Executive Officer of Richard-Allan Medical
                          Industries, Inc. from October 1993 to January 1996;
                          Vice Chairman of the Board and President of The Upjohn
                          Company, 1991 to 1993. Director of Pharmacia & Upjohn,
                          Inc., CMS Energy Corporation, Flint Ink, Stryker
                          Corporation, and MPI Research.

---------------
(1) See "Committees and Meetings of the Board of Directors" for memberships on Board committees.

(2) The Company has engaged DLJSC to assist the Company in evaluating economic alternatives regarding certain non-core businesses and product lines.

SHAREHOLDERS AGREEMENT

     On May 14, 1992, the Company entered into a Shareholders Agreement with Hicks & Haas Incorporated (an investment firm specializing in leveraged acquisitions from 1984 to 1989, of which Messrs. Hicks and Haas were co-chairmen), H&H/Sybron Partners, L.P. (the general partner of which is Hicks & Haas Incorporated), DLJ Capital Corporation (an affiliate of DLJSC and former beneficial owner of more than 5% of the outstanding shares of Company Common Stock), Messrs. Hicks and Haas, and certain of the executive officers of the Company (including the presidents of certain operating subsidiaries). The Shareholders Agreement grants certain demand and piggyback registration rights to the shareholder parties thereto with respect to certain shares of Common Stock owned by such parties. DLJ Capital Corporation effectively is no longer a party to this agreement because it has sold all of the Common Stock of the Company held by it which was subject to the agreement.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company has the following standing committees of the Board of Directors, whose present members are as identified below. There is no standing nominating committee.

     Messrs. Vieser, Roby, Doerr and Parfet currently serve as members of the Audit Committee. Prior to Mr. Doerr's election as a member of the Audit Committee during fiscal 1998, Mr. Haas served as a member of such committee. During the fiscal year ended September 30, 1998, this committee met twice. The Audit Committee is responsible for supervising the work of the Company's independent auditors and reporting to the Board of Directors thereon.

     Messrs. Haas, Hicks, Davis and Vieser serve as members of the Compensation/Stock Option Committee. During the fiscal year ended September 30, 1998, this committee met five times. The Compensation/ Stock Option Committee is responsible for making recommendations to the Board of Directors concerning compensation of the Company's employees, officers and directors, and is authorized to determine the compensation of executive officers of the Company. The Compensation/Stock Option Committee is authorized to administer the various incentive plans of the Company and has all of the powers attendant thereto, including the power to grant employee stock options.

     During the fiscal year ended September 30, 1998, the Board of Directors met five times. No member of the Board of Directors attended fewer than 75% of the total number of meetings held by the Board of Directors and the committees on which he served, except Messrs. Roby and Hicks. Mr. Roby attended 57% of all meetings and Mr. Hicks attended 70% of all meetings.

SHAREHOLDER NOMINATION OF DIRECTOR CANDIDATES

     The Bylaws of the Company provide that any shareholder who shall be entitled to vote for the election of directors at a meeting called for such purpose may nominate persons for election to the Board of Directors subject to the following notice requirements.

     A shareholder desiring to nominate a person or persons for election to the Board of Directors must send a written notice to the Secretary of the Company setting forth (a) the name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record or a beneficial holder of stock of the Company entitled to vote at the meeting (including the number of shares the shareholder owns and the length of time the shares have been held) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all relationships, arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the written consent of each nominee to serve as a director of the Company if so elected, with such written consent attached thereto. The Bylaws require similar notice with respect to shareholder proposals for other actions to be taken at a meeting of shareholders. See "Shareholder Proposals" below.

     To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting (any time from October 29, 1999 to and including

November 27, 1999, with respect to the 2000 annual meeting) or (ii) in the event that the date of the annual meeting is changed by more than 30 days from such anniversary date and in the case of a special meeting, notice must be so received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting was mailed or on which public disclosure of the meeting date was made.

DIRECTORS' COMPENSATION

     Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. In addition, during fiscal 1999 each director of the Company who is not also an officer or employee of the Company (an "Outside Director") will receive an annual retainer of $18,000 and a fee of $1,000 for each meeting of the Board of Directors at which such director is present. Each Outside Director who is a member of a committee of the Board of Directors will also receive a fee of $750 for each meeting of such committee at which such director is present. For fiscal 1998, those fees were also $18,000, $1,000 and $750, respectively. In addition, each person serving as an Outside Director has been entitled to receive an option each year to purchase 12,000 shares of Company Common Stock pursuant to the terms of the Sybron International Corporation Amended and Restated 1994 Outside Directors' Stock Option Plan at an exercise price equal to the fair market value of the Common Stock on the date of grant. The Board of Directors has adopted, and the shareholders are being asked to approve at the 1999 Annual Meeting, a new stock option plan for Outside Directors. See "Proposal to Approve the Sybron International Corporation 1999 Outside Directors' Stock Option Plan" included elsewhere in this Proxy Statement. Under the new plan, each Outside Director would continue to be entitled to receive a 12,000 share option grant each year. During fiscal 1998, one non-employee director, Mr. Doerr, received $2,008 in compensation in the form of personal use of the Company aircraft when his spouse accompanied him on a Company-related business trip.

     On June 8, 1995, Richard-Allan Scientific Company, a subsidiary of the Company ("RASC"), entered into a consulting agreement with William U. Parfet, who became a director of the Company during fiscal 1997. The consulting agreement, which relates to the identification of opportunities for RASC and promotion of its products by Mr. Parfet, continues until June 7, 2000. During the first six (6) months of the term, Mr. Parfet was obligated to devote at least two (2) eight-hour days per month to performing his duties under the consulting agreement. During the remainder of the term, he is required to spend at least one (1) eight-hour day per month performing those duties. For his services, Mr. Parfet is paid $8,333 per month. RASC may terminate the consulting agreement prior to expiration of the term in the event Mr. Parfet breaches his obligations thereunder.

                         SHAREHOLDER RETURN COMPARISON

     The graph below sets forth the cumulative total shareholder return on Company Common Stock during the preceding five fiscal years, as compared to the returns of the Standard & Poor's 500 Stock Index and the Standard & Poor's Health Care Composite Index. The graph assumes that $100 was invested on September 30, 1993 in Company Common Stock and in each of the two Standard & Poor's indices, and that, as to such indices, dividends were reinvested. The Company has not, since its inception, paid any dividends on its Common Stock.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                               PERFORMANCE GRAPH

--------------------------------------------------------------------------------------------------------------------------------
                            9/93      3/94     9/94     3/95     9/95     3/96     9/96     3/97     9/97     3/98     9/98
--------------------------------------------------------------------------------------------------------------------------------
 Sybron                    $100.00   $114.8   $123.8   $129.1   $144.4   $175.8   $208.1   $199.1   $308.1   $374.9   $274.5
--------------------------------------------------------------------------------------------------------------------------------
 S&P 500                   $100.00   $ 98.4   $103.7   $113.8   $134.6   $150.3   $161.9   $180.1   $227.4   $266.6   $248.0
--------------------------------------------------------------------------------------------------------------------------------
 S&P Health Care           $100.00   $ 94.4   $115.8   $130.1   $156.0   $180.1   $207.7   $227.7   $282.5   $354.3   $389.0
--------------------------------------------------------------------------------------------------------------------------------

                      COMPENSATION/STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation/Stock Option Committee of the Board of Directors (the "Committee") is responsible for analyzing and approving the Company's general compensation policies and for making specific compensation decisions with respect to the Company's executive officers. During fiscal 1998, the Committee was comprised of the individuals listed at the end of this Report, each of whom is an Outside Director.

COMPENSATION PHILOSOPHY

     The general philosophy of the Company's executive compensation program is to offer its key executives competitive compensation based both on the Company's performance and on the employee's individual contribution and performance. The Company's executive compensation policies are intended to motivate and reward highly qualified executives for long-term strategic management and the enhancement of shareholder value, support a performance-oriented environment that rewards achievement of internal Company goals which are designed to be consistent with the interests of shareholders, and attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company.

     The Company's executive compensation program consists of three main components:

        - Base Salary

        - Annual Cash Bonus Incentives

        - Stock Incentives

BASE SALARY

     In September of each year, the Committee meets to consider and finalize executive officer base salaries for the following calendar year. In setting such salaries, the Committee considers competitive market data, the relevant impact of each executive's performance on the future growth and success of the Company, the complexity of the Company's businesses in which the executive is involved, the overall economic environment and such other factors as the Committee may deem relevant to the particular executive. With respect to the executives who are the presidents of, and directly responsible for managing, the Company's principal operating subsidiaries (currently Sybron Laboratory Products Corporation ("SLPC") and Sybron Dental Specialties, Inc.), the Committee also considers the nature and complexity of each executive's subsidiary's operations, each executive's subsidiary's contribution to the Company in terms of sales volume and earnings, the nature and number of foreign operations for which the executive is responsible, and the relevant impact of the performance of the executive's operating subsidiary on the future growth and success of the Company. Using a similar analysis, the Committee will consider changes to an executive officer's compensation at any time if a change in the scope of the executive officer's responsibilities justifies such consideration. For example, Frank H. Jellinek, Jr.'s responsibilities were greatly expanded when he was appointed President of SLPC in May 1998 when the Company realigned its laboratory subsidiaries under SLPC. Mr. Jellinek's compensation was reviewed at that time.

     In light of the factors set forth above, when initially setting base salaries for calendar 1998 the Committee used as its reference point salaries in the 95th percentile for executives in companies with sales volumes comparable to that of the Company or the relevant subsidiaries of the Company. The competitive market data examined by the Committee consisted of a linear regression analysis of survey data summarizing compensation information with respect to approximately 329 United States corporations having sales volumes between $100 million and $160 billion. This group of companies differs from the S&P Health Care Composite Index reflected in the Company's performance graph contained elsewhere in this Proxy Statement. The market survey, prepared by a national compensation consulting firm, synthesized information concerning a total of 16,096 executives in multiple industries. As an additional check on the reasonableness of its compensation decisions, the Committee also considered the results of a second national compensation consulting firm's survey report. The database in this second survey includes more than 110 executive positions as reported by 639 participating companies with sales volumes ranging from $50 million to $170 billion. The statistical results of this survey incorporate the same linear regression analysis technique used in the primary survey noted above. The Committee considered similar data when reviewing Mr. Jellinek's compensation in connection with his appointment as President of SLPC.

     When it initially set base salaries for calendar year 1998 with respect to the individuals who were executive officers at the end of fiscal 1998, the Committee increased base salaries by an average of 15.1% (inclusive of grade level reclassifications). The average increase for 1998 reflected in the survey data was 5.9%. The base salary paid to the Chief Executive Officer for fiscal 1998 was $685,000 (which incorporates portions of his calendar year salaries for both 1997 and 1998), representing an 8.7% increase over fiscal 1997. In setting Mr. Yontz's salary the Committee applied the same analysis as it did with respect to all other executive officers, as described above.

ANNUAL CASH BONUS INCENTIVES

     Annual cash bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the financial performance of the Company. In 1994, the Committee redesigned the Company's executive compensation program to place a greater emphasis on performance based compensation and to improve the alignment of internal financial goals, year-over-year earnings growth, enhancement of shareholder value and executive incentives. The Senior Executive Incentive Compensation Plan (the "Incentive Plan"), which was initially approved by shareholders at the 1995 Annual Meeting, is a component of the redesigned program. The Incentive Plan became effective for the Company's 1995 fiscal year, replacing the previous annual incentive plan under which bonuses were dependent solely upon actual Company performance versus budgeted performance. The Incentive Plan has a budget component which preserves the benefits of the budget discipline, but also has an earnings growth component to provide a tangible, direct link between management incentives and the expectations of the investment community. There are minimum levels of financial performance set by the Committee for bonuses to be triggered, and individual awards depend upon salary grades and the extent to which the goals are exceeded. With respect to the budget component, a participant can earn up to 100% of his or her target award by attaining set operating income targets. With respect to the earnings growth component, once a minimum hurdle growth rate of 8% over the previous year's operating income is reached, a participant can earn an additional bonus amount dependent solely upon the actual rate of year-over-year earnings growth that is achieved. The Incentive Plan was amended during fiscal 1996 and such amendments were approved by the Company's shareholders at the 1997 Annual Meeting. The amendments, among other things, incorporated an individual maximum award limitation as described later in this report under the heading "Section 162(m)."

     An award under the Incentive Plan is calculated by multiplying the participant's target award by the applicable success factor. A participant's target award depends upon a percentage of base salary associated with the participant's salary grade. For those participants who work for one of the Company's operating subsidiaries, the success factor depends upon the financial performance of that subsidiary. For those participants who have overall corporate responsibilities, the success factor is based upon a weighted average of the financial performance of each subsidiary. Following is an explanation of the calculation of both the target award and the applicable success factor, along with an example of how an award under the Incentive Plan is calculated. Notwithstanding any provision to the contrary in the Incentive Plan, in no event shall an award to any participant exceed $2.8 million in any plan year.

     Target Award Calculation

     The target award for a participant in the Incentive Plan is a percentage of the participant's annual base salary as of the end of the year for which the award is payable, which percentage is based upon salary grade. The target awards range from 16% of base salary for a participant at executive salary grade 3 to 55% of base salary for a participant at executive salary grade 21. For example, an individual in executive salary grade 13, with a salary of $200,000, would have a target award of 39% of the participant's base salary, or $78,000. This amount would be multiplied by the applicable success factor to determine the participant's award under the Incentive Plan.

     Success Factor Calculation

     The success factor is calculated by totaling the percentages by which the actual performance with respect to certain financial measurement components exceeds the goals set forth for such components. If certain threshold results are not achieved, then the success factor will be 0% and no bonus will be paid. Certain of the components are subject to caps regardless of the level of performance.

     The financial measurement components of the success factor are actual operating income compared to budget (the "Budgeted Operating Income Component") and growth in operating income over the prior year (the "Year-Over-Year Growth Component"). The performance threshold for the Budgeted Operating Income Component is the achievement of at least 80% of the budgeted amount. Performance between 80% and 100% of the budgeted amount results in a proportionate credit to the success factor. No credit is given for performance over 100% of the budgeted amount for this component.

     The performance threshold for the Year-Over-Year Growth Component is an 8% growth in operating income over the prior year. The credit to the success factor is 0% until 8% growth is achieved, at which level the credit to the success factor is 80%. At 10% growth, the credit to the success factor is 100%, and so on with a proportionate, linear increase in the credit to the success factor for growth beyond 10%. Earnings growth through acquisitions is encouraged by the Year-Over-Year Growth Component because earnings from acquisitions are included in operating income. However, operating income is adjusted to offset the imputed cost of funding the acquisition and the amortization of intangibles associated with the acquisition. Also, an incentive to control working capital is provided through an adjustment to operating income based upon changes in working capital from previous years.

     Calculation of Incentive Award -- Example

     As stated above, an incentive award is calculated by multiplying a participant's target award by the applicable success factor. As an example, assume: (1) an executive officer participant who is an employee of a subsidiary of the Company with a salary of $200,000, at salary grade 13 (which corresponds to a target award of 39% of base salary); (2) for fiscal 1998 the subsidiary achieved operating income of 105% of the amount budgeted; and (3) the subsidiary achieved operating income growth of 10% over the prior year's operating income.

     This participant's target award would be $78,000 (i.e., 39% of $200,000). The applicable success factor would be calculated as follows:

- Budgeted Operating Income Component (105% of budget,
  capped at 100%)...........................................  100%
- Year-Over-Year Growth Component (10% growth equals a 100%
  credit to the success factor).............................  100%
                                                              ----
- Success factor (aggregate of both components).............  200%

     The incentive award would be equal to $156,000, which is $78,000 (the target award) multiplied by 200% (the success factor).

     The Company's 1998 fiscal year was another excellent performance year. As a result, the Chief Executive Officer earned a fiscal 1998 incentive award equal to 118.8% of his calendar year base salary calculated in accordance with the bonus formula described above. Other executive officers eligible under the Incentive Plan received fiscal 1998 awards ranging from 97.2% to 248.6% of their base salaries depending on their specific grade levels and the success factor applied to the individual subsidiary (or consolidated) financial performance results. In the case of Mr. Jellinek, his incentive award was calculated based on his base salary and grade level prior to his promotion to President of SLPC, and the success factor associated with the subsidiary for which he was responsible prior to that promotion.

STOCK INCENTIVES

     At their 1995 Annual Meeting, the Company's shareholders approved the Sybron International Corporation Amended and Restated 1993 Long-Term Incentive Plan (the "Stock Plan"), under which incentive stock options, non-qualified stock options and restricted stock could be granted to executive officers and other key employees of the Company. The Committee views stock-based compensation as a critical component of the Company's overall executive compensation program.

     The Stock Plan played a key role in the Committee's redesign of the Company's executive compensation program in 1994 to improve the alignment of internal financial goals, year-over-year earnings growth, enhancement of shareholder value and executive compensation. Pursuant to this program, in fiscal 1994 and 1995 the Committee granted nonqualified stock options to purchase a total of 4,000,000 shares of Company Common Stock to executive officers (after giving effect to the Company's 2-for-1 stock splits on December 15, 1995 and February 20, 1998), thus providing the executives an opportunity to realize significant gains should earnings growth and enhanced shareholder value be realized. As a corollary, the executive officers were rendered ineligible to receive option grants under the Company's broader annual grant program for key executives and no executive officers received stock option grants in fiscal 1996 or 1997 under that program.

Executive officers have, however, remained eligible to receive special option grants when warranted, such as in connection with a significant increase in responsibilities.

     In last year's Report on Executive Compensation, the Committee explained its plan to consider granting to executive officers options to purchase up to 4,000,000 shares of Company Common Stock, in order to sustain the forces driving shareholder value and the vigor with which the executive officers pursue the Company's growth strategies. To accommodate such grants in fiscal 1998, and to accommodate continuance of the Company's practice of making annual incentive grants to other key employees, a proposal to increase the number of shares available for issuance under the Stock Plan by 4.8 million (after giving effect to the Company's 2-for-1 stock split on February 20, 1998) was submitted to the Company's shareholders at the 1998 Annual Meeting. The proposal was approved by the shareholders, and on April 27, 1998, the Committee granted nonqualified stock options to purchase a total of 3,478,000 shares of Company Common Stock to executive officers, including options for a total of 3,328,000 shares granted to the executive officers named in the Summary Compensation Table. See "Executive Compensation -- Stock Options."

     Typically, options granted under the Stock Plan vest in equal annual installments on each of the first four anniversaries following the grant date (provided the optionee is still an employee of the Company at that time and provided further that vesting is accelerated upon the optionee's death, disability or retirement). Such options are granted with an exercise price equal to the market value of the Company's Common Stock on the date of the grant, thus serving to focus the optionees' attention on managing the Company from the perspective of an owner with an equity stake in the business.

SECTION 162(M)

     Section 162(m) limits, to $1 million, the deductibility by a publicly-held corporation of compensation paid in a taxable year to an individual who, on the last day of the taxable year, was (i) the Chief Executive Officer or (ii) among the four other highest compensated executive officers whose compensation is required to be reported in the Summary Compensation Table. Qualified performance-based compensation is not subject to the deduction limit if certain conditions are met. The Committee has taken the steps necessary to satisfy those conditions in order to preserve the deductibility of executive compensation to the fullest extent possible consistent with its other compensation objectives and overall compensation philosophy. One of the conditions is shareholder approval of the Company's performance-based compensation plans. The Company's shareholders have previously considered, voted upon and approved the Incentive Plan and the Stock Plan. Another of the conditions is inclusion in each performance-based compensation plan of a limitation on the maximum award available to each participant for each plan year. The Incentive Plan and the Stock Plan each contain such a limitation.

                      COMPENSATION/STOCK OPTION COMMITTEE
                            Robert B. Haas, Chairman
                                Thomas O. Hicks
                               Don H. Davis, Jr.
                               Richard W. Vieser

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table summarizes certain information for each of the last three fiscal years concerning the compensation awarded or paid to or earned by the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers who were serving as executive officers at the end of fiscal 1998 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                          ---------------------------------
                                                                                  AWARDS            PAYOUTS
                                                                          -----------------------   -------
                                            ANNUAL COMPENSATION                        SECURITIES
                                    -----------------------------------   RESTRICTED   UNDERLYING
                                                           OTHER ANNUAL     STOCK       OPTIONS/     LTIP      ALL OTHER
                                    SALARY      BONUS      COMPENSATION    AWARD(S)       SARS      PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   ($)(1)     ($)(2)          ($)           ($)         (#)(3)       ($)        ($)(4)
---------------------------  ----   ------     ------      ------------   ----------   ----------   -------   ------------
Kenneth F. Yontz..........   1998   685,000     831,600(5)  119,291(6)        0        1,000,000       0         4,536
  Chairman of the Board,     1997   630,000   1,387,983     121,442(6)        0                0       0         4,750
  President and Chief        1996   590,000     318,777(5)   87,559(6)        0                0       0         3,664
  Executive Officer
Frank H. Jellinek, Jr. ...   1998   397,500     870,240      60,971(7)        0          750,000       0         4,286
  President of the           1997   282,500     588,555      55,811(7)        0                0       0         4,071
  Company's subsidiary,      1996   256,250     380,016      53,171(7)        0                0       0         3,664
  Sybron Laboratory
  Products Corporation
Floyd W. Pickrell, Jr. ...   1998   363,750     388,500      29,410(8)        0          578,000       0         4,286
  President of the           1997   336,250     389,425      38,702(8)        0                0       0         4,071
  Company's subsidiary,      1996   321,250     299,000      26,625(8)        0                0       0         3,575
  Sybron Dental
  Specialties, Inc.
R. Jeffrey Harris.........   1998   278,750     281,880      38,412(9)        0          500,000       0         4,539
  Vice President -- General  1997   241,250     265,482      36,818(9)        0                0       0         4,770
  Counsel and Secretary      1996   225,000     233,772      41,205(9)        0                0       0         3,964
Dennis Brown..............   1998   278,750     281,880      49,853(10)       0          500,000       0         4,579
  Vice President -- Finance  1997   241,250     265,482      46,834(10)       0                0       0         4,775
  and Chief Financial        1996   225,000     233,772      45,281(10)       0                0       0         4,131
  Officer

---------------
 (1) The salary amounts set forth include amounts deferred at the named executive officer's option through contributions to the Sybron International Corporation Savings and Thrift Plan (the "Savings Plan").

 (2) Consists of bonuses earned pursuant to the Sybron International Corporation Senior Executive Incentive Compensation Plan, which amounts were either paid as soon as practicable following the beginning of the next fiscal year or deferred pursuant to the Sybron International Corporation Deferred Compensation Plan.

 (3) Consists entirely of stock options.

 (4) Consists entirely of employer contributions to the Savings Plan allocated to the account of the named executive officer.

 (5) The total bonus earned by Mr. Yontz for fiscal 1996 was $798,600. A portion of this bonus was deferred by the Compensation/Stock Option Committee to the extent that the bonus exceeded the amount able to be deducted by the Company for federal income tax purposes in the 1996 taxable year. The amount deferred, which was paid during fiscal 1997, was $479,823, which amount is excluded from the 1996 bonus amount and included in the 1997 bonus amount in the table.

 (6) For 1998, includes $27,447 for executive life insurance (including tax gross-up payments), $33,005 for an executive car and related expenses (including tax gross-up payments), $8,483 for club memberships,

     $10,000 for financial planning services and $40,356 for personal use of Company aircraft. For 1997, includes $27,447 for executive life insurance (including tax gross-up payments), $31,912 for an executive car and related expenses (including tax gross-up payments), $9,211 for club memberships, $10,000 for financial planning services and $42,872 for personal use of Company aircraft. For 1996, includes $27,447 for executive life insurance (including tax gross-up payments), $25,223 for an executive car and related expenses (including tax gross-up payments), $9,748 for club memberships, $8,500 for financial planning services and $16,641 for personal use of Company aircraft.

 (7) For 1998, includes $22,768 for executive life insurance (including tax gross-up payments), $30,351 for an executive car and related expenses (including tax gross-up payments), $3,900 for club memberships, $1,285 for financial planning services and $2,667 for personal use of Company aircraft. For 1997, includes $13,559 for executive life insurance (including tax gross-up payments), $22,915 for an executive car and related expenses (including tax gross-up payments), $13,250 for club memberships and $6,087 for personal use of Company aircraft. For 1996, includes $13,559 for executive life insurance (including tax gross-up payments), $31,073 for an executive car and related expenses (including tax gross-up payments), $5,200 for financial planning services and $3,339 for personal use of Company aircraft.

 (8) For 1998, includes $11,983 for executive life insurance (including tax gross-up payments), $13,062 for an executive car and related expenses (including tax gross-up payments), $3,780 for club memberships and $585 for an executive physical. For 1997, includes $11,983 for executive life insurance (including tax gross-up payments), $18,069 for an executive car and related expenses (including tax gross-up payments), $3,780 for club memberships, $742 for an executive physical and $4,128 for personal use of Company aircraft. For 1996, includes $11,983 for executive life insurance (including tax gross-up payments), $12,539 for an executive car and related expenses (including tax gross-up payments) and $2,103 for club memberships.

 (9) For 1998, includes $6,374 for executive life insurance (including tax gross-up payments), $20,670 for an executive car and related expenses (including tax gross-up payments), $5,360 for club memberships, $4,000 for financial planning services and $2,008 for personal use of Company aircraft. For 1997, includes $6,374 for executive life insurance (including tax gross-up payments), $19,578 for an executive car and related expenses (including tax gross-up payments), $5,360 for club memberships, $4,000 for financial planning services and $1,506 for personal use of Company aircraft. For 1996, includes $6,374 for executive life insurance (including tax gross-up payments), $19,778 for an executive car and related expenses (including tax gross-up payments), $6,346 for club memberships, $7,429 for financial planning services and $1,278 for personal use of Company aircraft.

(10) For 1998, includes $18,833 for executive life insurance (including tax gross-up payments), $19,832 for an executive car and related expenses (including tax gross-up payments), $7,972 for club memberships, $1,208 for financial planning services and $2,008 for personal use of Company aircraft. For 1997, includes $18,833 for executive life insurance (including tax gross-up payments), $18,784 for an executive car and related expenses (including tax gross-up payments), $6,861 for club memberships, $850 for financial planning services and $1,506 for personal use of Company aircraft. For 1996, includes $18,833 for executive life insurance (including tax gross-up payments), $18,085 for an executive car and related expenses (including tax gross-up payments), $7,513 for club memberships and $850 for financial planning services.

STOCK OPTIONS

     The following tables set forth certain information concerning (i) individual grants of options to purchase Company Common Stock made to the named executive officers during fiscal 1998 and (ii) individual exercises of stock options by the named executive officers during fiscal 1998, as well as the number and value of options outstanding at the end of fiscal 1998 for each of the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                              INDIVIDUAL GRANTS(1)

                                                                                                POTENTIAL
                                                                                             REALIZABLE VALUE
                                             PERCENT OF                                     AT ASSUMED ANNUAL
                             NUMBER OF         TOTAL                                       RATES OF STOCK PRICE
                             SECURITIES     OPTIONS/SARS                                     APPRECIATION FOR
                             UNDERLYING      GRANTED TO     EXERCISE OR                        OPTION TERM
                            OPTIONS/SARS    EMPLOYEES IN    BASE PRICE     EXPIRATION    ------------------------
          NAME               GRANTED(#)     FISCAL YEAR       ($/SH)          DATE         5%($)         10%($)
          ----              ------------    ------------    -----------    ----------      -----         ------
Kenneth F. Yontz........     1,000,000          23.9          $24.50        4/27/08      15,407,918    39,046,690
Frank H. Jellinek,
  Jr. ..................       750,000          17.9          $24.50        4/27/08      11,555,939    29,285,018
Floyd W. Pickrell,
  Jr. ..................       578,000          13.8          $24.50        4/27/08       8,905,777    22,568,987
R. Jeffrey Harris.......       500,000          11.9          $24.50        4/27/08       7,703,959    19,523,345
Dennis Brown............       500,000          11.9          $24.50        4/27/08       7,703,959    19,523,345

---------------
(1) Consists entirely of nonqualified stock options granted pursuant to the Sybron International Corporation Amended and Restated 1993 Long-Term Incentive Plan (the "Stock Plan"). The Stock Plan is administered by the Compensation/Stock Option Committee of the Board of Directors (the "Committee") which, subject to the provisions of the Stock Plan, designates the persons to be granted options, the type of option, the number of underlying shares, the exercise price, the date of grant and the date options are first exercisable. These options were granted on April 27, 1998 with exercise prices equal to 100% of the fair market value of Sybron Common Stock on the date of grant. Each option becomes exercisable in cumulative installments of one-fourth of the shares on each of the first four anniversaries of the date of grant (i.e., 25% on April 27, 1999, 25% on April 27, 2000, 25% on April 27, 2001 and 25% on April 27, 2002). Upon a
    "change in control" of the Company, the options shall become immediately exercisable. Unless earlier terminated, these options expire ten years from the date of grant. In the discretion of the Committee, the exercise price may be paid by delivery of already owned shares and tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. The Committee has the power, subject to the limitations of the Stock Plan, to amend the terms and conditions of any outstanding stock option to the extent such terms and conditions are within the discretion of the Committee as provided in the Stock Plan.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION/SAR VALUES(1)

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                 OPTIONS/SARS AT               OPTIONS/SARS AT
                                                               FISCAL YEAR-END(#)            FISCAL YEAR-END($)
                           SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             ---------------   -----------   -----------   -------------   -----------   -------------
Kenneth F. Yontz.........      200,000        2,811,380      342,454       1,197,470      3,878,280      2,195,101
Frank H. Jellinek,
  Jr. ...................       91,616        1,776,848       75,192         838,380        854,007        960,211
Floyd W. Pickrell,
  Jr. ...................       50,000          890,170      121,843         689,340      1,364,469      1,215,427
R. Jeffrey Harris........            0                0      388,760         574,060      4,529,140        823,260
Dennis Brown.............       70,000        1,223,554      655,958         574,060      7,864,829        823,260

---------------
(1) Consists entirely of stock options.

EMPLOYMENT CONTRACTS

     All of the named executive officers have entered into employment contracts (the "Employment Contracts") with the Company. Each of the Employment Contracts provided for an initial term which expired on December 31, 1993. Each of the Employment Contracts provides that at the close of the initial term, and at the close of each two-year term thereafter, the contract is extended for a two-year period unless written notice of an intention not to renew the Employment Contract is given to the other party thereto by either the employee or the Company at least ninety days prior to the date the automatic extension otherwise would occur. Each of the Employment Contracts also provides that upon a Change in Control (as defined in the Employment Contract) the term shall automatically be extended for a two-year period ending on the second anniversary of the Change in Control. Pursuant to each of their respective Employment Contracts, these executive officers have agreed to serve in their respective executive officer capacities, and each is to devote his full time to the performance of his duties thereunder. The Employment Contracts of Messrs. Yontz, Jellinek, Pickrell, Harris and Brown provide for calendar year 1998 base salaries of $700,000, $500,000, $370,000, $290,000 and $290,000, respectively, which base salaries are subject to annual merit increases at the discretion of the Compensation/Stock Option Committee. In addition, these executives are entitled to benefits customarily accorded executives of the Company and its subsidiaries, including participation in the Company's Senior Executive Incentive Compensation Plan. In the event of death or permanent disability, the executive, his beneficiaries or estate, as the case may be, will be entitled to continue to receive the executive's then current base salary for a period of twelve months following the termination of employment as a result of such event. In addition, each Employment Contract may be terminated at any time by the Board of Directors for Cause (as defined in the Employment Contract). Each of the Employment Contracts provides that if an event constituting a Change in Control shall have occurred, the executive officer is entitled to receive a severance payment equal to 2.99 times such officer's "Base Amount" as such term is defined under section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), upon the termination of his employment with the Company or its subsidiaries unless such termination is (i) because of death or retirement, (ii) by the Company or any of its subsidiaries for total disability or Cause, or (iii) by such officer other than for Good Reason (as defined in the Employment Contract). The Company must require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume the Company's obligations pursuant to the Employment Contracts, and any failure to obtain such assumption shall entitle the executives to the same benefits they would receive if they terminated the Employment Contracts on the date of succession for Good Reason following a Change in Control. The Employment Contracts also subject the executives to confidentiality obligations and contain restrictions on their competing with, and soliciting clients and employees of, the Company for a period of one and three years, respectively, following termination of the Employment Contract.

PENSION BENEFIT PLANS

     Retirement Plan. The Company has a Retirement Security Plan (the "Retirement Plan") for certain U.S. employees who are not covered by a collective bargaining agreement, including its executive officers. The plan combines several prior pension plans of the company formerly known as Sybron Corporation and acquired by the Company in 1987 (the "Acquired Company") and is a "career average" type plan. The benefit formula directly relates to annual salary, length of service and Social Security covered compensation. To the extent that pension benefits exceed the benefit limits and limits on covered compensation imposed by the Employee Retirement Income Security Act of 1974, as amended, the Company plans to make the appropriate payments under the unfunded pension plan described below as they become due. The total compensation covered by the Retirement Plan (including unfunded amounts) is the amount shown in the salary and bonus columns of the Summary Compensation Table.

     Annual pension benefits expected to be distributed upon retirement (normally at age 65) to most executive officers of the Company, including the named executive officers, are equal to the sum of past and future service benefit formulas. Past service benefit (for service prior to January 1, 1987) is an amount equal to the sum of (a) 0.0105 times the average annual pay for the employee's final three years, up to the Social Security covered compensation for 1987, plus (b) 0.015 times the average annual pay for the employee's final three years, in excess of the Social Security covered compensation in 1987, which sum is multiplied by the total number of years of credited service before January 1, 1987. The amount so calculated is reduced by the amount of any benefit the participant is eligible to receive from a prior pension plan or due to participation in any prior profit sharing plan. Future service benefit (for service since January 1, 1987) for credited service not in excess of 35 years is an amount equal to the sum of all future year annual benefits calculated for each year as 0.0105 times annual pay up to the Social Security covered compensation for that year, plus 0.015 times annual pay in excess of the Social Security covered compensation for that year. Future service benefit for credited service in excess of 35 years is an amount equal to 0.014 times a participant's annual salary for such year. The Company may from time to time move the past service formula to a more current date which would have the effect of increasing the amount of average compensation upon which benefits are calculated.

     The following table illustrates the projected annual pension benefits payable for life (without provision for survivor pension) from the Retirement Plan and, where applicable, the Unfunded Plan described below upon retirement at age 65 to the executive officers named in the Summary Compensation Table.

                                                 PROJECTED            ASSUMED        FULL YEARS OF
                  NAME OF                    ANNUAL RETIREMENT    ADDITIONAL YEARS   SERVICE AS OF
                 INDIVIDUAL                  BENEFIT AT AGE 65*      OF SERVICE      SEPT. 30, 1998
                 ----------                  ------------------   ----------------   --------------
Kenneth F. Yontz............................      $415,414               11                12
Frank H. Jellinek, Jr.......................       363,013               12                31
Floyd W. Pickrell, Jr.......................       217,824               13                25
R. Jeffrey Harris...........................       229,916               22                13
Dennis Brown................................       149,469               15                 5

---------------
* Assumes no salary increases.

     As of December 31, 1985, the Acquired Company had purchased annuities to cover past service benefits for all employees covered under the Salaried Pension Plan of the Acquired Company through such date.

     Unfunded Pension Plan. The Company currently maintains an unfunded, non-qualified retirement plan providing benefits to employees of the Company in excess of the limitations set forth under section 415 of the Code (the "Unfunded Plan"). The individuals named in the Summary Compensation Table and executives as a group are eligible to participate in the Unfunded Plan.

     Under the Unfunded Plan, benefits are paid from general assets of the Company. Participants are entitled to a monthly benefit upon their retirement equal to the actuarial value of the benefit that would be payable to the participant if the provisions of the Retirement Plan dealing with limits on pensions pursuant to Code section 415 were inapplicable.

     The compensation covered by the Unfunded Plan includes salary, bonus, and deferred compensation payable to the participant for services rendered. The compensation in the salary and bonus columns of the Summary Compensation Table, above, includes each of these elements. For Mr. Yontz, the benefit was calculated using his 1998 calendar year base salary of $700,000 and the bonus earned for fiscal 1998 of $831,600. Benefits under the Unfunded Plan are computed on a straight-life annuity basis, and are subject to an offset of the actuarial value of benefits payable to participants under the terms of the Retirement Plan.

            PROPOSAL TO APPROVE THE SYBRON INTERNATIONAL CORPORATION
                   1999 OUTSIDE DIRECTORS' STOCK OPTION PLAN

     On December 11, 1998, the Board of Directors adopted the Sybron International Corporation 1999 Outside Directors' Stock Option Plan (the "Directors' Plan"), to become effective upon its approval by the shareholders at the 1999 Annual Meeting. The terms of the Directors' Plan are similar to those of the Amended and Restated 1994 Outside Directors' Stock Option Plan (the "1994 Plan"). The 1994 Plan expired (except as to options with respect to 324,000 shares of Company Common Stock then outstanding) on September 30, 1998. Accordingly, it is deemed advisable to approve the Directors' Plan to enable director option grants to continue. If the Directors' Plan is approved by the shareholders, the first option grants thereunder will automatically be made at the meeting of the Board of Directors immediately following the 1999 Annual Meeting. The purpose of the Directors' Plan is to provide an incentive for directors of the Company who are not active full-time employees of the Company or a subsidiary ("Outside Directors") to improve corporate performance on a long-term basis. Options granted under the Directors' Plan will be nonqualified stock options ("NSOs") for income tax purposes.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE DIRECTORS' PLAN.

     A copy of the Directors' Plan is annexed hereto as Exhibit A. The following description of certain provisions of the Directors' Plan is qualified in its entirety by reference to the complete text set forth in Exhibit A.

PRINCIPAL TERMS OF THE PLAN

     The Directors' Plan will be administered by the Compensation/Stock Option Committee of the Board of Directors (the "Committee") or any successor committee.

     A maximum of 480,000 shares of Company Common Stock may be issued pursuant to the exercise of options granted under the Directors' Plan. Shares subject to and not issued under an option which expires, terminates or is canceled for any reason shall again become available for the granting of options. The exercise price at which shares may be purchased under each option shall be 100% of the Fair Market Value (as defined in the Directors' Plan) of Company Common Stock on the date the option is granted. In the event of a stock dividend, stock split, recapitalization or other similar change affecting Company Common Stock, the aggregate number and kind of shares for which options may thereafter be granted under the Directors' Plan and the number, kind and exercise price of shares subject to outstanding options shall be appropriately adjusted.

     On December 1, 1998, the closing price of Company Common Stock on the New York Stock Exchange was $24.875 per share.

     The granting of options is automatic under the Directors' Plan. If the Directors' Plan is approved by the shareholders, upon the first meeting of the Company's Board of Directors following the annual meeting of shareholders in 1999, 2000, 2001, 2002, and 2003 each person then serving the Company as an Outside Director shall automatically be granted an option to purchase 12,000 shares (subject to adjustment for changes affecting the Common Stock as described above). Accordingly, all of the present directors except Mr. Yontz (who is an active full-time employee), including Messrs. Davis, Vieser, and Doerr assuming they are re-elected, will receive an option for 12,000 shares under the Directors' Plan at the meeting of the Board of

Directors following the 1999 Annual Meeting, if the Directors' Plan is approved by the shareholders. The following table summarizes such option grants:

                               NEW PLAN BENEFITS
                   1999 OUTSIDE DIRECTORS' STOCK OPTION PLAN

                                                                 NO. OF SHARES OF
                                                                  COMPANY COMMON
                                                                 STOCK SUBJECT TO
                     NAME AND POSITION                          1999 OPTION GRANTS
                     -----------------                          ------------------
Kenneth F. Yontz............................................               0
  Chairman of the Board, President and
  Chief Executive Officer
Frank H. Jellinek, Jr.......................................               0
  President, Sybron Laboratory
  Products Corporation
Floyd W. Pickrell, Jr.......................................               0
  President, Sybron Dental
  Specialties, Inc.
R. Jeffrey Harris...........................................               0
  Vice President -- General Counsel
  and Secretary
Dennis Brown................................................               0
  Vice President -- Finance
  and Chief Financial Officer
Executive Group.............................................               0
Non-Executive Officer Director Group........................          84,000
Non-Executive Officer Employee Group........................               0

     If at any time there are not sufficient available shares under the Directors' Plan to grant each Outside Director an option to purchase the number of shares specified, each Outside Director shall receive an option to purchase an equal number of the remaining available shares, determined by dividing the remaining available shares by the number of Outside Directors.

     Each option granted under the Directors' Plan will be evidenced by a stock option agreement between the Company and the grantee containing the terms and conditions required by the Directors' Plan and such other terms and conditions, not inconsistent therewith, as the Committee may deem appropriate. Each stock option granted under the Directors' Plan will be exercisable immediately upon grant. All rights to exercise an option will terminate upon the earlier of ten years from the date of grant or two years from the date the grantee ceases to be a director of the Company.

     Each option may be exercised in whole or in part from time to time as specified in the stock option agreement. The exercise price must be paid in full at the time of exercise. Such payment may be made either in cash or by delivering shares of Company Common Stock which the optionee or the optionee's spouse or both have beneficially owned for a least six months prior to the time of exercise ("Delivered Stock"), or a combination of cash and Delivered Stock.

     Generally, an option granted under the Directors' Plan may not be transferred except by will or the laws of descent and distribution. However, the Committee has the discretion to grant stock options that are transferable to family members of the grantee or to trusts or partnerships for such family members, and may amend outstanding options to provide for such transferability. Each grantee may designate a beneficiary from time to time who shall be entitled to exercise any options held by the grantee upon death. If no such designation has been made, the personal representative of the grantee's estate or the person(s) to whom the option is transferred by will or the laws of descent and distribution may exercise the option.

     Options may be granted under the Directors' Plan until September 30, 2003. On that date, the Directors' Plan will expire except as to options then outstanding, which shall remain in effect until they have been exercised or have expired. The Directors' Plan may be terminated at any time by the Board of Directors except with respect to any options then outstanding.

     With the approval of the Board of Directors, the Committee may, at any time, terminate, amend or modify the Directors' Plan; provided that such amendment, modification, or termination will require the approval of the shareholders of the Company if such approval is required by the Code, by the insider trading rules of Section 16 of the Securities Exchange Act of 1934, by any national securities exchange or system on which Company Common Stock is then listed or reported, or by a regulatory body having jurisdiction with respect thereto.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a brief summary of the Company's understanding of the principal federal income tax consequences of grants made under the Directors' Plan based upon the applicable provisions of the Code in effect on the date hereof.

     An optionee will not recognize taxable income at the time an NSO is granted. Upon exercise of an NSO, an optionee will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares at the date of exercise. The amount of such difference will be a deductible expense to the Company for tax purposes. On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize a taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.

     When the NSO exercise price is paid in Delivered Stock, the exercise is treated as: (a) a tax free exchange of the shares of Delivered Stock (without recognizing any taxable gain with respect thereto) for a like number of new shares (with such new shares having the same basis and holding period as the old); and (b) an issuance of a number of additional shares having a fair market value equal to the "spread" between the exercise price and the fair market value of the shares for which the NSO is exercised. The optionee's basis in the additional shares will equal the amount of compensation income recognized upon exercise of the NSO and the holding period of such shares will begin on the day the optionee acquires them. This mode of payment does not affect the ordinary income tax liability incurred upon exercise of the NSO described above.

ACCOUNTING TREATMENT OF OPTIONS

     Under existing accounting rules, the Company incurs no compensation expense upon the grant of a stock option with an exercise price at least equal to the fair market value of Company Common Stock on the date of grant. However, in the footnotes to the Company's annual financial statements, the Company sets forth pro forma net income and earnings per share amounts which are calculated as if the Company had elected to recognize compensation expense equal to the fair value of the option on the grant date based on the Black-Scholes option pricing model.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, its executive officers and any persons who beneficially own more than 10% of the Company's Common Stock are required to report their initial ownership of Company Common Stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 1998. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all of those filing requirements were satisfied with respect to fiscal 1998.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Acting on the recommendation of the Audit Committee, the Board of Directors has selected the public accounting firm of KPMG Peat Marwick LLP as the Company's independent auditors for the current fiscal year. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement on behalf of KPMG Peat Marwick LLP if desired.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for the 2000 Annual Meeting of Shareholders of the Company must be received no later than August 24, 1999 at the Company's principal executive offices, 411 East Wisconsin Avenue, 24th Floor, Milwaukee, Wisconsin 53202, directed to the attention of the Secretary, in order to be considered for inclusion in next year's annual meeting proxy material under the Securities and Exchange Commission's proxy rules. Under the Company's Bylaws, written notice of shareholder proposals for the 2000 Annual Meeting of Shareholders of the Company which are not intended to be considered for inclusion in next year's annual meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received no later than November 27, 1999 and no earlier than October 29, 1999 at such offices, directed to the attention of the Secretary, and such notice must contain the information specified in the Company's Bylaws.

     The foregoing notice and Proxy Statement are sent by order of the Board of Directors.

                                      /s/   R. JEFFERY HARRIS
                                   -----------------------------------
                                            R. JEFFREY HARRIS
                                            Secretary
December 22, 1998

     A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1998 HAS BEEN PROVIDED WITH THIS PROXY STATEMENT. THE COMPANY WILL PROVIDE TO ANY SHAREHOLDER, WITHOUT CHARGE, UPON WRITTEN REQUEST OF SUCH SHAREHOLDER, AN ADDITIONAL COPY OF SUCH ANNUAL REPORT. SUCH REQUESTS SHOULD BE ADDRESSED TO TRICIA MINTZLAFF, SYBRON INTERNATIONAL CORPORATION, 411 EAST WISCONSIN AVENUE, 24TH FLOOR, MILWAUKEE, WISCONSIN 53202.

                                                                       EXHIBIT A

                        SYBRON INTERNATIONAL CORPORATION
                   1999 OUTSIDE DIRECTORS' STOCK OPTION PLAN

I. INTRODUCTION

     1.01 Purpose. This plan shall be known as the Sybron International Corporation 1999 Outside Directors' Stock Option Plan (the "Plan"). The purpose of the Plan is to provide an incentive for Outside Directors of Sybron International Corporation to improve corporate performance on a long-term basis. It is intended that the Plan and its operation comply with the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 (or any successor rule). If any provision of the Plan or any grant hereunder would disqualify the Plan or such grant under, or would not comply with, Rule 16b-3 (or any successor rule), such provision or grant shall be construed or deemed amended to conform to Rule 16b-3.

     1.02 Effective Date. The Plan shall be effective upon its approval by the Company's shareholders at the Company's 1999 annual meeting. If the Plan is approved by the shareholders, the first option grants will automatically be made at the Board meeting immediately following the 1999 annual meeting.

II. PLAN DEFINITIONS

     2.01 Definitions. For Plan purposes, except where the context clearly indicates otherwise, the following terms shall have the meanings set forth below:

          (a) "Board" shall mean the Board of Directors of the Company.

          (b) "Committee" shall have the meaning ascribed to such term in
     Section 4.01 hereof.

          (c) "Company" shall mean Sybron International Corporation, a Wisconsin corporation, or any successor thereto as provided in Section 6.07 hereof.

          (d) "Company Stock" shall mean the Company's Common Stock, par value $0.01 per share, and such other stock and securities as may be substituted therefor pursuant to Section 3.02 hereof.

          (e) "Director" shall mean any individual who is a member of the Board.

          (f) "Fair Market Value" means the average of the highest and lowest quoted selling prices for the Company Stock on the relevant date, or (if there were no sales on such date) the average of the means between the highest and lowest quoted selling prices on the nearest day before and the nearest day after the relevant date, as reported in The Wall Street Journal or a similar publication selected by the Committee.

          (g) "Grantee" shall mean any person who has been granted an option under the Plan.

          (h) "Outside Director" shall mean a Director who is not also an active full-time employee of the Company or a corporation in which the Company owns, directly or indirectly, a voting stock interest of more than fifty percent (50%).

III. SHARES SUBJECT TO OPTION

     3.01 Available Shares. The total number of shares of Company Stock that may be issued under the Plan shall not exceed Four Hundred Eighty Thousand (480,000) shares. Shares subject to and not issued under an option which expires, terminates, or is canceled for any reason under the Plan shall again become available for granting of options.

     3.02 Changes in Common Stock. If any stock dividend is declared upon the Company Stock, or if there is any stock split, stock distribution, or other recapitalization of the Company with respect to the Company Stock, resulting in a split or combination or exchange of shares, the aggregate number and kind of shares which may thereafter be granted under the Plan shall be proportionately and appropriately adjusted and the number and kind of shares then subject to options under the Plan and the per share option price therefor shall be proportionately and appropriately adjusted, without any change in the aggregate purchase prices to be paid therefor.

IV. ADMINISTRATION

     4.01 Administration by the Committee. The Plan shall be administered by the Compensation/Stock Option Committee (the "Committee") of the Board (or any successor committee) which shall have the power, subject to and within the limits of the express provisions of the Plan, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

V. STOCK OPTIONS

     5.01 Option Agreements. Each option granted under the Plan shall be evidenced by a stock option agreement between the Company and the Grantee which shall contain the terms and conditions required by this Article V, and such other terms and conditions, not inconsistent herewith, as the Committee may deem appropriate in each case. The holder of an option shall not have any rights as a shareholder with respect to the shares covered by an option until such shares have been delivered to him or her.

     5.02  Option Grant Size and Grant Date.

          (a) Automatic Grants. Upon the first meeting of the Board following the Company's 1999, 2000, 2001, 2002 and 2003 annual meetings of shareholders, each person then serving the Company as an Outside Director shall automatically be granted a nonqualified stock option to purchase Twelve Thousand (12,000) shares, subject to adjustment under Section 3.02 hereof.

          (b) Special Rule. If at any time there are not sufficient available shares under the Plan to grant each Outside Director an option to purchase the number of shares provided above, each Outside Director shall receive an option to purchase an equal number of the remaining available shares, determined by dividing the remaining available shares by the number of Outside Directors.

     5.03 Exercise Price. The price at which each share of Company Stock covered by an option may be purchased shall be one hundred percent (100%) of the Fair Market Value of the Company Stock on the date the option is granted.

     5.04 Period for Exercise of Options. Each stock option granted under this Plan shall be exercisable immediately upon grant. All rights to exercise an option shall terminate upon the earlier of (a) ten (10) years from the date the option is granted, or (b) two (2) years from the date the Grantee ceases to be a Director.

     5.05 Method of Exercise. Subject to Section 5.04, each option may be exercised in whole or in part from time to time as specified in the stock option agreement. Each Grantee may exercise an option by giving written notice of the exercise to the Company, specifying the number of shares to be purchased, accompanied by payment in full of the exercise price therefor. The exercise price may be paid in cash, by check, or by delivering shares of Company Stock which have been beneficially owned by the Grantee, the Grantee's spouse, or both of them for a period of at least six months prior to the time of exercise ("Delivered Stock") or a combination of cash and Delivered Stock. Delivered Stock shall be valued at its Fair Market Value determined as of the date of exercise of the option. No Grantee shall be under any obligation to exercise any option hereunder.

VI. GENERAL

     6.01 Nontransferability. No option granted under the Plan shall be transferable or assignable except by last will and testament or the laws of descent and distribution; provided, however, that the Committee may, in its discretion, grant stock options that are transferable to family members of the Grantee or to trusts or partnerships for such family members. The Committee may also amend outstanding stock options to provide for such transferability. In the event of the Grantee's death, the Grantee's beneficiary designated pursuant to
Section 6.08 hereof or, in the absence of any such designation, the personal representative of the Grantee's estate or the person or persons to whom the option is transferred by will or the laws of descent and distribution may exercise the option in accordance with its terms.

     6.02 General Restriction. Each option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of securities upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of securities thereunder, such option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

     6.03 Expiration and Termination of the Plan. Options may be granted under the Plan at any time and from time to time, prior to September 30, 2003, the date on which the Plan will expire, except as to options then outstanding under the Plan, which shall remain in effect until they have been exercised or have expired. The Plan may be abandoned or terminated at any time by the Board except with respect to any options then outstanding under the Plan.

     6.04 Amendment, Modification and Termination. With approval of the Board, at any time and from time to time, the Committee may terminate, amend, or modify the Plan. However, no such amendment, modification, or termination of the Plan may be made without the approval of the shareholders of the Company, if such approval is required by the Internal Revenue Code of 1986, as amended, by the insider trading rules of Section 16 of the Securities Exchange Act of 1934, by any national securities exchange or system on which the Company Stock is then listed or reported, or by a regulatory body having jurisdiction with respect thereto. No termination, amendment, or modification of the Plan shall in any material manner adversely affect any option previously granted under the Plan, without the written consent of the Grantee holding such option.

     6.05 Withholding Taxes. The Company shall have the power and the right to deduct or withhold, or require a Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes required by law to be withheld with respect to any grant, exercise, or payment made under or as a result of the Plan. With respect to tax withholding which may be required upon the exercise of options, Grantees may elect, subject to the approval of the Committee, to satisfy such withholding requirement, in whole or in part, by having the Company withhold shares of Company Stock having a Fair Market Value on the date the tax is to be determined, equal to the minimum marginal total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, and signed by the Grantee.

     6.06 Construction. Except as otherwise required by applicable federal laws, the Plan shall be governed by, and construed in accordance with, the laws of the state of the Company's incorporation.

     6.07 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

     6.08 Beneficiary Designation. Each Grantee may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) who shall be entitled to exercise his or her options in accordance with their terms in the event of his or her death before he or she exercises all of his or her outstanding options. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Human Resource Department of the Company during the Grantee's lifetime.

                                   697-PS-99

                                     PROXY

                        SYBRON INTERNATIONAL CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


Kenneth F. Yontz, Dennis Brown and R. Jeffrey Harris, or any of them, with power of substitution to each, are hereby authorized to represent the undersigned at the Annual Meeting of Shareholders of Sybron International Corporation to be held in Portsmouth, New Hampshire, on Wednesday, January 27, 1999, at 10:00 a.m., Eastern Standard Time, and to vote the number of shares which the undersigned would be entitled to vote if personally present on the matters listed on the reverse side hereof and in their discretion upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof, all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.


TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIGN AND DATE THIS CARD IN THE SPACES ON THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

 -----------                                                        -----------
|SEE REVERSE|                                                      |SEE REVERSE|
|   SIDE    |   CONTINUED AND TO BE SIGNED ON REVERSE SIDE         |   SIDE    |
 -----------                                                        -----------

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

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" (1) ELECTION OF DIRECTORS AND (2) APPROVAL OF THE SYBRON
INTERNATIONAL CORPORATION 1999 OUTSIDE DIRECTORS' STOCK OPTION PLAN.  THIS PROXY WILL BE VOTED AS YOU
DIRECT; IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED "FOR" EACH OF THESE MATTERS.


                                                                                                          FOR  AGAINST  ABSTAIN
1.  ELECTION OF DIRECTORS:                                       2.  To approve the Sybron International  [ ]     [ ]      [ ]
    NOMINEES:  Don H. Davis, Jr., Richard W. Vieser, and             Corporation 1999 Outside Directors'
               Christopher L. Doerr                                  Stock Option Plan.

        FOR     [ ]           [ ]   WITHHELD
        ALL                         FROM ALL
      NOMINEES                      NOMINEES



    [ ]
       --------------------------------------
       For all nominees except as noted above


                                                                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]





                                                                      Please sign your name as it appears hereon.  Joint owners
                                                                      should each sign.  Executors, administrators, trustees, etc., should give full title as such.  If the signer is a
                                                                      corporation, please sign in full corporate name by duly
                                                                      authorized officer.

Signature:                          Date:                       Signature:                     Date:
          -------------------------      -----------------------          --------------------      -----------
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